Exhibit 4.1

ESCROW AGREEMENT

ESCROW AGREEMENT, dated as of August 27, 2010 (as amended, supplemented or otherwise modified from time to time, the “Agreement”), by and among Chemtura Corporation, a Delaware corporation (the “Company”), U.S. Bank National Association, as trustee (the “Trustee”), and Wells Fargo Bank, National Association, as escrow agent (the “Escrow Agent”).

This Agreement is being entered into in connection with (i) the Purchase Agreement (the “Purchase Agreement”), dated August 13, 2010, among the Company, the Guarantors and Citigroup Global Markets Inc., Banc of America Securities LLC, Barclays Capital Inc., Wells Fargo Securities, LLC, and Goldman, Sachs & Co. (collectively, the “Initial Purchasers”), and (ii) the Indenture, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, the “Indenture”), between the Company and the Trustee governing the Company’s $455,000,000 in aggregate principal amount of 7.875% Senior Notes due 2018 (the “Notes”).

For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by each of the parties hereto, the parties hereto, intending to be legally bound, do hereby agree as follows:

SECTION 1. Definitions. Capitalized terms used but not defined herein shall have the respective meanings specified in the Indenture or the Purchase Agreement, as applicable.

SECTION 2. Appointment and Jurisdiction of Escrow Agent.

2.1 The Company and the Trustee hereby appoint the Escrow Agent as escrow agent in accordance with the terms and conditions set forth herein, and the Escrow Agent hereby accepts such appointment.

2.2 The Company, the Trustee and the Escrow Agent hereby agree that the “securities intermediary’s jurisdiction” of the Escrow Agent is the State of New York for purposes of the Uniform Commercial Code in effect in the State of New York on the date hereof (the “New York UCC”), including Section 8-110 thereof.

2.3 The Company, the Trustee and the Escrow Agent hereby agree that the “bank’s jurisdiction” of the Escrow Agent is the State of New York for purposes of the New York UCC, including Section 9-304 thereof.

SECTION 3. Escrow Property

3.1 On the date hereof (the “Closing Date”):

(a) $442,573,950.00, representing the net proceeds from the offering of the Notes (the “Proceeds”), shall be deposited by the Initial Purchasers directly into the Escrow Account (as defined below);

(b) $9,100,000.00, representing the discount payable to the Initial Purchasers with respect to the offering of the Notes on the Closing Date pursuant to the Purchase Agreement (the “Discount”) shall be deposited by the Company into the Escrow Account; and

(c) $4,516,739.50, representing 1.0% of the gross proceeds from the offering of the Notes (the “Specified Premium”), together with $6,846,656.74, representing the amount of interest that would accrue, including original issue discount, on the funded amount of the Notes from the Closing Date up to, but excluding, November 3, 2010 (the foregoing interest amount being the “Interest Deposit”, and together with the Proceeds, the Discount, any Additional Interest Deposit (as defined below) and the Specified Premium, plus all interest, dividends and other distributions and payments thereon, collectively referred to herein as the “Escrow Property”), shall be deposited by the Company into the Escrow Account.

3.2 If prior to October 26, 2010 (the “Initial Escrow End Date”), the Company elects to extend the Initial Escrow End Date to November 25, 2010 (such date, the “First Escrow Extension Date”), no later than October 19, 2010, the Company shall (i) provide written notice of its election to the Trustee and the Escrow Agent and issue a press release promptly thereafter stating that it has extended the Initial Escrow End Date and (ii) shall deposit into escrow with the Escrow Agent $3,020,583.86 (the “First Additional Interest Deposit”), representing the amount of interest that would accrue, including original issue discount, on the funded amount of the Notes from the Initial Escrow End Date up to, but excluding, December 3, 2010; provided, however, that the Company may not elect to extend the Initial Escrow End Date if there is a Default or Event of Default occurring and continuing under the Indenture.

3.3 If prior to the date of the First Escrow Extension Date, the Company elects to extend the Initial Escrow End Date to December 25, 2010 (such date, the “Second Escrow Extension Date”), no later than November 18, 2010, the Company shall (i) provide written notice of its election to the Trustee and the Escrow Agent and issue a press release promptly thereafter stating that it has extended the First Escrow Extension Date and (ii) shall deposit into escrow with the Escrow Agent $3,121,269.99 (the “Second Additional Interest Deposit”), representing the amount of interest that would accrue, including original issue discount, on the funded amount of the Notes from the First Escrow Extension Date up to, but excluding, January 3, 2011; provided, however, that the Company may not elect to extend the First Escrow Extension Date if there is a Default or an Event of Default occurring and continuing under the Indenture. The First Additional Interest Deposit and the Second Additional Interest Deposit are collectively referred to herein as the “Additional Interest Deposit”.

The Escrow Agent shall have no duty to solicit the Escrow Property. The Company certifies that all amounts deposited pursuant to this Agreement shall be satisfactory for such purposes pursuant to the Indenture, and shall notify the Escrow Agent in writing at or prior to the time when any Escrow Property is sent to the Escrow Agent pursuant to this Agreement. The Escrow Agent shall have no liability for Escrow Property, or interest thereon, sent to it that remains unclaimed or is returned if such written notification is not given.

3.4

(a) Subject to and in accordance with the provisions hereof, the Escrow Agent agrees to hold the Escrow Property in either a “securities account” (as defined in Section 8-501(a) of the New York UCC) or in a “deposit account” (as defined in Section 9-102(a)(29) of the New York UCC), as applicable. Escrow Property will be held in the following account:

Wire Instructions:

Wells Fargo Bank, National Association

ABA No.: 121-000-248

Credit: Corporate Trust Clearing

Credit DDA #: 0001038377

For Further Credit: Chemtura/US Bank Escrow

Account # 80494200

Attn: Tim Martin

The above referenced account will be established with the Escrow Agent or an affiliate in the name of the Escrow Agent, as escrow agent on behalf of the Trustee and the Company (together with any successor account or accounts, the “Escrow Account”), to administer the Escrow Account in accordance with the provisions of this Agreement, including, without limitation, holding in escrow, investing and reinvesting, and releasing or distributing the Escrow Property.

(b) As security for the due and punctual payment when due and punctual performance of all amounts that may be payable from time to time under the Indenture and the Notes, now or hereafter arising, the Company hereby pledges, assigns and grants to the Trustee, for the benefit of the holders of the Notes, a continuing security interest in, and a lien on, its interests in this Agreement, the Escrow Account and all Escrow Property. The security interest of the Trustee shall at all times be valid, perfected and enforceable as a first priority security interest by the Trustee against the Company in accordance with the terms of this Agreement. The Company hereby authorizes the filing of (and agrees to file) a financing statement (which financing statement shall describe as collateral the interest of the Company in this Agreement, in the Escrow Account and in the Escrow Property) in the State of Delaware to perfect the foregoing security interest granted to the Trustee.

(c) The Escrow Agent hereby agrees that each item of property (which shall be in the form of Government Securities, Cash Equivalents (solely with respect to instruments or investments satisfying clauses (a), (b), (c) and (d) of the definition thereof in the Indenture, in each case maturing no later than the Escrow End Date (as defined below), and with respect to clause (c) thereof with a bank or trust company having capital, surplus and undivided profits aggregating in excess of $500,000,000) and other Escrow Investments (in each case, as defined in the Indenture) (collectively, the “Escrow Agreement Permitted Investments”) deposited in or credited to any Escrow Account maintained as a securities account shall be treated as a “financial asset” within the meaning of Section 8-102(a)(9) of the New York UCC.

(d) If at any time the Escrow Agent receives (i) any entitlement order (as such term is defined in Section 8-102(a)(8) of the New York UCC) with respect to any financial asset credited to an Escrow Account or (ii) any instruction (within the meaning of Section 9-104(b) of the New York UCC) concerning the disposition of funds held in an Escrow Account from the Trustee acting on the written directions of the majority of the holders of the Notes, the Escrow Agent shall comply with such entitlement order or instruction, as applicable, without further consent of the Company or any other Person. The Trustee hereby agrees that so long as no Event of Default (as defined in the Indenture) has occurred and is continuing and the Notes are not due and payable, it shall not give any entitlement orders or instructions, as applicable, unless a Special Mandatory Redemption shall be required pursuant to Section 3.09 of the Indenture or as otherwise permitted pursuant to Section 5 hereof. The Escrow Agent agrees that it shall honor instructions issued in accordance with Sections 5.1, 5.2, 5.3, 5.4, 5.5 and 5.6 hereof.

(e) Upon the release of any Escrow Property pursuant to Section 5 hereof, the security interest granted hereby to the Trustee for the benefit of the holders of the Notes shall automatically terminate without any further action and the Escrow Property shall be delivered to the recipient free and clear of any and all liens, claims or encumbrances of any person, including, without limitation, the Escrow Agent, the Trustee and the holders of the Notes.

SECTION 4. Investment of the Escrow Property. During the term of this Agreement, the Escrow Agent shall invest and reinvest the Escrow Property in the Escrow Agreement Permitted Investments at the written direction of one of the authorized representatives of the Company identified on Schedule I hereto (each such representative, an “Authorized Person”).

The Escrow Agent shall have no obligation to invest or reinvest the Escrow Property if deposited with the Escrow Agent after 11:00 a.m. local time in the City of New York on such day of deposit until the next Business Day. Instructions received after 11:00 a.m. local time in the City of New York will be treated as if received on the following Business Day. The Escrow Agent shall have no responsibility for any investment losses resulting from the investment, reinvestment or liquidation of the Escrow Property. Any interest or other income received on such investment and reinvestment of the Escrow Property shall become part of the Escrow Property and any losses incurred on such investment and reinvestment of the Escrow Property shall be debited against the Escrow Property. If a selection is not made and a written direction not given to the Escrow Agent, the Escrow Property shall remain uninvested with no liability for interest therein. It is agreed and understood that the entity serving as Escrow Agent may earn fees associated with the investments outlined above in accordance with the terms of such investments. Notwithstanding the foregoing, the Escrow Agent shall have the power to sell or liquidate the foregoing investments whenever the Escrow Agent shall be required to release all or any portion of the Escrow Property pursuant to Section 5 hereof. In no event shall the Escrow Agent be deemed an investment manager or adviser in respect of any selection of investments hereunder. It is understood and agreed that the Escrow Agent or its affiliates are permitted to receive additional compensation that could be deemed to be in the Escrow Agent’s economic self-interest for (1) serving as investment adviser, administrator, shareholder servicing agent, custodian or sub-custodian with respect to certain of the investments, (2) using affiliates to effect transactions in certain investments and (3) effecting transactions in investments.

The Escrow Property may be held in custody and deposit accounts established by the Escrow Agent with one or more domestic or foreign banks or other institutions (each a “Subcustodian”), as may be notified in writing by the Escrow Agent to the Company from time to time, or through the facilities of one or more affiliate of the Escrow Agent. Any Subcustodian may hold the Escrow Property in a securities depository and may utilize a clearing agency. Notwithstanding anything herein to the contrary, such securities depositories and clearing agencies shall not be deemed to be agents of the Escrow Agent.

SECTION 5. Distribution of the Escrow Property. The Escrow Agent is directed to distribute the Escrow Property in the following manner:

5.1 if at any time prior to the Initial Escrow End Date, as may be extended to the First Escrow Extension Date or the Second Escrow Extension Date pursuant to this Agreement (the “Escrow End Date”), the Escrow Release Conditions (as defined in Section 6 hereof) are satisfied and the Escrow Agent receives (i) a certificate from the Company substantially in the form of Exhibit A, dated as of the date the Escrow Property is to be released pursuant to the Release Notice (as defined below), executed by at least two Officers of the Company, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company, certifying to the Escrow Agent as to the matters set forth therein (an “Officers’ Certificate”) and (ii) a written notice substantially in the form of Exhibit B, executed by an Authorized Person of the Company and acknowledged by the Trustee (a “Release Notice”), the Escrow Agent shall within one (1) Business Day, provided that the Release Notice is received by 11:00 a.m. local time in the City of New York on the prior Business Day, release the Escrow Property as directed and in the manner set forth in the Release Notice;

The Company shall give the Trustee written notice of not less than one (1) Business Day of its intention to deliver a Release Notice to the Trustee for acknowledgment.

5.2 if at any time prior to the Escrow End Date, the Escrow Agent receives a written notice from the Company dated no later than the next Business Day following the Trigger Date setting forth the date on which a Special Mandatory Redemption will occur (a “Redemption Notice”) in the form of Exhibit C hereto, executed by an Authorized Person of the Company and acknowledged by the Trustee (solely for purposes of confirming the amounts set forth therein, such confirmation not to be unreasonably withheld or delayed), the Escrow Agent shall liquidate the Escrow Property no later than one (1) Business Day prior to the date specified for the Special Mandatory Redemption, and shall release the Escrow Property as directed and in the manner set forth in the Redemption Notice;

The Company shall give the Trustee written notice of not less than one (1) Business Day of its intention to deliver a Redemption Notice to the Trustee for acknowledgment.

5.3 if on the Initial Escrow End Date, the Escrow Agent has not received (a) (i) a written notice from the Company indicating its election to extend the Initial Escrow End Date to the First Escrow Extension Date and (ii) the amount of the First Additional Interest Deposit as set forth in Section 3.2, or (b) a Release Notice, the Escrow Agent shall give written notice to the Trustee within one (1) Business Day of the Initial Escrow End Date of a release of Escrow Property under this Section 5.3 and, not less than one (1) Business Day after the date of such notice, (x) release the Escrow Property (less any interest or other income received from the investment or reinvestment thereof pursuant to Section 4) to the Trustee, by wire transfer of immediately available funds to the account set forth in Section 12.4 (or such other account as the Trustee shall have specified by notice to the Escrow Agent), and (y) after making the transfer described in the preceding clause (x), release all amounts remaining in the Escrow Account to the Company, by wire transfer of immediately available funds to the account set forth in Section 12.4 (or such other account as the Company shall have specified by notice to the Escrow Agent);

5.4 if on the First Escrow Extension Date, the Escrow Agent has not received (a) (i) a written notice from the Company indicating its election to extend the Initial Escrow End Date to the Second Escrow Extension Date and (ii) the amount of the Second Additional Interest Deposit as set forth in Section 3.3, or (b) a Release Notice, the Escrow Agent shall give written notice to the Trustee within one (1) Business Day of the First Escrow Extension Date of a release of Escrow Property under this Section 5.4 and, not less than one (1) Business Day after the date of such notice, (x) release the Escrow Property (less any interest or other income received from the investment or reinvestment thereof pursuant to Section 4) to the Trustee, by wire transfer of immediately available funds to the account set forth in Section 12.4 (or such other account as the Trustee shall have specified by notice to the Escrow Agent), and (y) after making the transfer described in the preceding clause (x), release all amounts remaining in the Escrow Account to the Company, by wire transfer of immediately available funds to the account set forth in Section 12.4 (or such other account as the Company shall have specified by notice to the Escrow Agent);

5.5 if on the Second Escrow Extension Date, the Escrow Property shall not have been released pursuant to Section 5.1, 5.2, 5.3, 5.4 or 5.6, then the Escrow Agent shall, on the Second Escrow Extension Date, give written notice to the Trustee within one (1) Business Day of the Second Escrow Extension Date of a release of Escrow Property under this Section 5.5 and, not less than one (1) Business Day after the date of such notice, (x) release the Escrow Property (less any interest or other income received from the investment or reinvestment thereof pursuant to Section 4) to the Trustee, by wire transfer of immediately available funds to the account set forth in Section 12.4 (or such other account as the Trustee shall have specified by notice to the Escrow Agent), and (y) after making the transfer described in the preceding clause (x), release all amounts remaining in the Escrow Account to the Company, by wire transfer of immediately available funds to the account set forth in Section 12.4 (or such other account as the Company shall have specified by notice to the Escrow Agent); or

5.6 if at any time prior to the Escrow End Date, the Escrow Agent receives an entitlement order or instructions, as applicable, from the Trustee pursuant to Section 3.4(d) hereof, executed by the Trustee, the Escrow Agent shall liquidate the Escrow Property no later than one (1) Business Day prior to the date specified in such entitlement order or instructions, as the case may be, for the release of such Escrow Property and shall release the Escrow Property as directed and in the manner set forth in such entitlement order or instructions from the Trustee pursuant to Section 3.4(d) hereof, as the case may be; it being understood that the Trustee shall not deliver any such entitlement order or instructions in reliance on this Section 5.6 unless an Event of Default has occurred and is continuing under the Indenture.

SECTION 6. Escrow Release Conditions

The Escrow Agent shall only release the Escrow Property to the Company upon satisfaction of the following conditions (the “Escrow Release Conditions”), which shall be certified in writing by the Company in an Officers’ Certificate in accordance with Section 5 hereof:

6.1 issuance by the Bankruptcy Court of a final order that has not been stayed pending appeal confirming a Reorganization Plan and, other than release of the Escrow Property and other conditions to be satisfied substantially simultaneously with release of the Escrow Property, satisfaction of all conditions precedent to effectiveness of such Reorganization Plan;

6.2 except as contemplated by the Reorganization Plan proposed by the Company as of August 13, 2010, including transfers to certain litigation and environmental trusts,

(a) the Company shall directly or indirectly own subsidiaries that own all or substantially all of the assets and businesses directly or indirectly owned by the Company and its subsidiaries immediately prior to the consummation of the transactions contemplated by such Reorganization Plan, and

(b) the cash expenditures to be made in respect of Specified Claims pursuant to such Reorganization Plan shall not exceed $1,100,000,000; provided, however, that in the event the Company consummates the Rights Offering, such amount shall be increased by the net proceeds of such offering;

6.3 no Default or Event of Default shall have occurred and be continuing under the Indenture;

6.4 substantially simultaneously with the release of Escrow Property, the respective parties shall have executed and delivered documents relating to the other elements of the Exit Financing, and the conditions to effectiveness thereunder shall have been satisfied or waived by the parties thereto, and funds shall have been borrowed or received or available to be borrowed pursuant to offerings (as necessary to consummate the Reorganization Plan), as follows:

(a) the Senior Secured Term Loan Facility in an aggregate principal amount not to exceed approximately $300,000,000, which shall have the collateral, maturity and amortization features summarized in the Offering Memorandum under “Description of Other Indebtedness”; and

(b) the ABL Facility, which shall provide for commitments in an aggregate principal amount not to exceed approximately $275,000,000 (availability is subject to borrowing base and advance rate calculations); and

6.5 each Guarantor shall have executed a Note Guarantee in accordance with the provisions of the Indenture.

SECTION 7. Termination. This Agreement shall terminate upon the distribution of all Escrow Property from the Escrow Account. The provisions of Sections 8, 9, 10 and 11 shall survive the termination of this Agreement or the earlier resignation or removal of the Escrow Agent.

SECTION 8. Compensation of Escrow Agent. The Escrow Agent shall be entitled to payment from the Company for customary fees and reasonable out-of-pocket expenses for all services rendered by it hereunder as listed on Exhibit D hereto (as such fees may be adjusted from time to time). The Company shall reimburse the Escrow Agent on demand for all loss, liability, damage, disbursements, advances or reasonable out-of-pocket expenses paid or incurred by it in the administration of its duties hereunder, including, but not limited to, all counsel, advisors’ and agents’ reasonable out-of pocket fees and disbursements and all taxes or other governmental charges. At all times, the Escrow Agent will have a right of set off and first lien on the funds in the Escrow Property for payment of customary fees and reasonable out-of-pocket expenses and all such loss, liability, damage or expenses. Such compensation and expenses shall be paid from the Escrow Property to the extent not otherwise paid within thirty (30) days after an invoice has been rendered. Except as expressly provided in this Section 8, the Escrow Agent subordinates any lien or right of set off it may have with respect to the Escrow Property to the Trustee’s security interests granted hereunder other than in connection with fees pursuant to this Section 8 or the indemnification obligations in Section 10.

SECTION 9. Resignation of Escrow Agent. The Escrow Agent may resign and be discharged from its duties hereunder at any time by giving thirty (30) calendar days prior written notice of such resignation to the Company and the Trustee. Upon such notice, a successor escrow agent shall be appointed by the Company and the Trustee, who shall provide written notice of such to the resigning Escrow Agent. Such successor escrow agent shall become the escrow agent hereunder upon the resignation specified in such notice. If the Company and the Trustee are unable to agree upon a successor escrow agent within thirty (30) days after such notice, the Escrow Agent may, in its sole discretion, deliver the Escrow Property to the Trustee at the address provided herein or may apply to a court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief. The reasonable out-of-pocket costs and expenses (including its attorneys’ fees and expenses) incurred by the Escrow Agent in connection with such proceeding shall be paid by the Company. Upon receipt of the identity of the successor escrow agent, the Escrow Agent shall either deliver the Escrow Property then held hereunder to the successor Escrow Agent, less the Escrow Agent’s fees, costs and expenses or other obligations owed to the Escrow Agent to be paid from any interest earned in respect of the Escrow Property, or hold any interest earned in respect of the Escrow Property (or any portion thereof), pending distribution, until all such fees, costs and expenses or other obligations are paid. Upon its resignation and delivery of the Escrow Property as set forth in this Section 9, the Escrow Agent shall be discharged of and from any and all further obligations arising in connection with the Escrow Property or this Agreement.

SECTION 10. Indemnification of Escrow Agent. The Company shall indemnify, defend and hold harmless the Escrow Agent and its officers, directors, employees and agents, from and against and reimburse the Escrow Agent for any and all claims, obligations, liabilities, losses, damages, injuries (to person, property, or natural resources), penalties, stamp or other similar taxes, actions, suits, judgments and reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) of whatever kind or nature regardless of their merit, demanded, asserted or claimed against the Escrow Agent directly or indirectly relating to, or arising from, claims against the Escrow Agent by reason of its participation in the transactions contemplated hereby, including without limitation all reasonable out-of-pocket costs required to be associated with claims for damages to persons or property, and reasonable out-of-pocket attorneys’ and consultants’ fees and reasonable out-of-pocket expenses and court costs except to the extent caused by the Escrow Agent’s bad faith, gross negligence or willful misconduct; provided, however, that in no case shall the Company be responsible for any indemnification amount payable pursuant to this Section 10 in excess of the amounts deposited in the Escrow Account hereunder. The provisions of this Section 10 shall survive the termination of this Agreement or the earlier resignation or removal of the Escrow Agent.

SECTION 11. The Escrow Agent.

11.1 The duties, responsibilities and obligations of the Escrow Agent shall be limited to those expressly set forth herein and no duties, responsibilities or obligations shall be inferred or implied against the Escrow Agent. The Escrow Agent shall not be subject to, nor required to comply with, any other agreement to which the Company or the Trustee is a party, even though reference thereto may be made herein, or to comply with any direction or instruction (other than those contained herein or delivered in accordance with this Agreement) from the Company or the Trustee or an entity acting on its behalf. The Escrow Agent shall not be required to expend or risk any of its own funds or otherwise incur any liability, financial or otherwise, in the performance of any of its duties hereunder.

11.2 If at any time the Escrow Agent is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process which in any way affects the Escrow Property (including but not limited to orders of attachment or garnishment or other forms of levies or injunctions or stays relating to the transfer of the Escrow Property), the Escrow Agent is authorized to comply therewith in any manner it or legal counsel of its own choosing reasonably deems appropriate; and if the Escrow Agent reasonably complies with any such judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process, Escrow Agent shall not be liable to any of the parties hereto or to any other person or entity even though such order, judgment, decree, writ or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect.

11.3 The Escrow Agent shall not be liable for any action taken or omitted or for any loss or injury resulting from its actions or its performance or lack of performance of its duties hereunder in the absence of bad faith, gross negligence or willful misconduct on its part. In no event shall the Escrow Agent be liable (i) for acting in accordance with or conclusively relying upon any instruction, notice, demand, certificate or document from the Company or Trustee or any entity acting on behalf of the Company and the Trustee, given in accordance with the terms of this Agreement, (ii) for any indirect, consequential, punitive or special damages, regardless of the form of action and whether or not any such damages were foreseeable or contemplated, (iii) for the acts or omissions of its nominees, correspondents, designees, agents, subagents or subcustodians, (iv) for the investment or reinvestment of any cash held by it hereunder, in each case in good faith, in accordance with the terms hereof, including without limitation any liability for any delays (not resulting from its bad faith, gross negligence or willful misconduct) in the investment or reinvestment of the Escrow Property, or any loss of interest or income incident to any such delays, or (v) for an amount in excess of the value of the Escrow Property, valued as of the date of deposit, but only to the extent of direct money damages.

11.4 If any fees, reasonable out-of-pocket expenses or costs incurred by, or any obligations owed to, the Escrow Agent or its counsel hereunder are not promptly paid when due, the Escrow Agent may reimburse itself therefor from the Escrow Property and may sell, liquidate, convey or otherwise dispose of any investment in respect of the Escrow Property for such purpose. The Escrow Agent may in its sole discretion withhold from any distribution of any interest earned in respect of the Escrow Property an amount it believes would, upon sale or liquidation, produce proceeds equal to any unpaid amounts to which the Escrow Agent is entitled to hereunder.

11.5 The Escrow Agent may consult with one legal counsel of its own choosing, at the expense of the Company, as to any matter relating to this Agreement, and the Escrow Agent shall not incur any liability in acting in good faith in accordance with any advice from such counsel.

11.6 The Escrow Agent shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Escrow Agent (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, civil unrest, local or national disturbance or disaster, any act of terrorism, or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility).

11.7 The Escrow Agent shall be entitled to conclusively rely upon any order, judgment, certification, demand, notice, instrument or other writing delivered to it in accordance with this Agreement without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity or the service thereof. The Escrow Agent may act in conclusive reliance upon any instrument or signature believed by it to be genuine and may assume that any person purporting to give receipt or advice to make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so; provided that any Release Notice or Redemption Notice from the Company shall be executed by an Authorized Person.

11.8 The Escrow Agent shall not be responsible in any respect for the form, execution, validity, value or genuineness of documents or securities deposited hereunder, or for any description therein, or for the identity, authority or rights of persons executing or delivering or purporting to execute or deliver any such document, security or endorsement. The Escrow Agent shall not be called upon to advise any party as to the wisdom in selling or retaining or taking or refraining from any action with respect to any securities or other property deposited hereunder.

11.9 The Escrow Agent shall not be under any duty to give the Escrow Property held by it hereunder any greater degree of care than it gives similar escrow property held by Wells Fargo Bank, National Association for similar escrow accounts and shall not be required to invest any funds held hereunder except as directed in this Agreement. Uninvested funds held hereunder shall not earn or accrue interest.

11.10 When the Escrow Agent acts on any information, instructions, communications, (including, but not limited to, communications with respect to the delivery of securities or the wire transfer of funds) sent by telex, facsimile, email or other form of electronic or data transmission, the Escrow Agent, absent bad faith, gross negligence or willful misconduct, shall not be responsible or liable in the event such communication is not an authorized or authentic communication of the Company or the Trustee or is not in the form the Company and the Trustee sent or intended to send (whether due to fraud, distortion or otherwise). The Company shall indemnify the Escrow Agent against any loss, liability, claim or reasonable out-of-pocket expense (including reasonable out-of-pocket legal fees and expenses) it may incur with its acting in accordance with any such communication.

11.11 In the event of any ambiguity or uncertainty hereunder or in any notice, instruction or other communication received by the Escrow Agent hereunder, the Escrow Agent may, in its sole discretion, refrain from taking any action other than to retain possession of the Escrow Property, unless the Escrow Agent receives written instructions, signed by the Company or the Trustee, which eliminates such ambiguity or uncertainty.

11.12 In the event of any dispute between or conflicting claims among the Company and the Trustee and any other person or entity with respect to any Escrow Property, the Escrow Agent shall be entitled, in its sole discretion, to refuse to comply with any and all claims, demands or instructions with respect to such Escrow Property so long as such dispute or conflict shall continue, and the Escrow Agent shall not be or become liable in any way to the Company or the Trustee for failure or refusal to comply with such conflicting claims, demands or instructions. The Escrow Agent shall be entitled to refuse to act until, in its sole discretion, either (i) such conflicting or adverse claims or demands shall have been determined by a final order, judgment or decree of a court of competent jurisdiction, which order, judgment or decree is not subject to appeal, or settled by agreement between the conflicting parties as evidenced in a writing satisfactory to the Escrow Agent or (ii) the Escrow Agent shall have received security or an indemnity satisfactory to it sufficient to hold it harmless from and against any and all losses which it may incur by reason of so acting. Any court order, judgment or decree shall be accompanied by a legal opinion by counsel for the presenting party, satisfactory to the Escrow Agent, to the effect that said order, judgment or decree represents a final adjudication of the rights of the parties by a court of competent jurisdiction, and that the time for appeal from such order, judgment or decree has expired without an appeal having been filed with such court. The Escrow Agent shall act on such court order and legal opinions without further question. The Escrow Agent may, in addition, elect, in its sole discretion, to commence an interpleader action or seek other judicial relief or orders as it may deem, in its sole discretion, necessary. The reasonable out-of-pocket costs and expenses (including attorneys’ fees and expenses) incurred in connection with such proceeding shall be paid by the Company.

11.13 The Escrow Agent shall have no responsibility for the contents of any writing of the arbitrators or any third party contemplated herein as a means to resolve disputes and may conclusively rely without any liability upon the contents thereof.

11.14 Except as otherwise stated herein, the Escrow Agent does not have any interest in the Escrow Property deposited hereunder but is serving as escrow holder only and having only possession thereof. The Company shall pay or reimburse the Escrow Agent upon request for any transfer taxes or other taxes relating to the Escrow Property incurred in connection herewith and shall indemnify and hold harmless the Escrow Agent from any amounts that it is obligated to pay in the way of such taxes. Any payments of income from this Escrow Account shall be subject to withholding regulations then in force with respect to United States taxes. The Company will provide the Escrow Agent with appropriate W-9 forms for tax identification number certifications, or W-8 forms for non-resident alien certifications. It is understood that the Escrow Agent shall only be responsible for income reporting with respect to income earned on the Escrow Property and will not be responsible for any other reporting. This paragraph shall survive notwithstanding any termination of this Agreement or the resignation or removal of the Escrow Agent.

11.15

(a) The Escrow Agent shall report to the Internal Revenue Service (the “IRS”) and to the Company, as of each calendar year-end, all income earned from the investment of any sum held in the Escrow Account, as and to the extent required under the provisions of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the “Code”).

(b) The Company is required to prepare and file any and all income or other tax returns applicable to the Escrow Account with the IRS and all required state and local departments of revenue in all years income is earned in any particular tax year to the extent required under the provisions of the Code.

(c) Any taxes payable on income earned from the investment of any sums held in the Escrow Account shall be paid by the Company, whether or not the income was distributed by the Escrow Agent during any particular year and to the extent required under the provisions of the Code.

(d) The Escrow Agent shall have no responsibility for the preparation and/or filing of any tax or information return with respect to any transactions, whether or not related to this Agreement, that occur outside the Escrow Account.

11.16 The Escrow Agent shall provide to the Company monthly statements identifying transactions, transfers or holdings of Escrow Property and each such statement shall be deemed to be correct and final upon receipt thereof by the Company and the Trustee unless the Escrow Agent is notified in writing, by the Company and the Trustee, to the contrary within thirty (30) Business Days of the date of such statement.

SECTION 12.

12.1 This Agreement embodies the entire agreement and understanding among the parties relating to the subject matter hereof.

12.2 This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

12.3 Each of the parties hereto hereby irrevocably consents to the jurisdiction of the courts of the State of New York and of any Federal Court located in the Borough of Manhattan in such State in connection with any action, suit or other proceeding arising out of or relating to this Agreement or any action taken or omitted hereunder, and waives any claim of forum non conveniens and any objections as to laying of venue. Each party further waives personal service of any summons, complaint or other process and agrees that service thereof may be made by certified or registered mail directed to such person at such person’s address for purposes of notices hereunder.

12.4 All notices and other communications under this Agreement shall be in writing in English and shall be deemed given when delivered personally, on the next Business Day after delivery to a recognized overnight courier or mailed first class (postage prepaid) or when sent by facsimile to the parties (which facsimile copy shall be followed, in the case of notices or other communications sent to the Escrow Agent, by delivery of the original) at the following addresses (or to such other address as a party may have specified by notice given to the other parties pursuant to this provision):

If to the Company:

Chemtura Corporation	Account for Payments
199 Benson Road	[—]
Middlebury, CT 06749
Facsimile: (203) 573-2214
Attention: Chief Financial Officer and General Counsel

with a copy to:

Kirkland & Ellis LLP
300 North LaSalle
Chicago, IL 60654
Facsimile: (312) 862-2200
Attention: Robert M. Hayward, P.C.

If to the Trustee:

U.S. Bank National Association	Account for Payments
EP MN WS3C	[—]
60 Livingston Avenue
St. Paul, MN 55107-1419
Facsimile: (651) 495-8097
Attention: Raymond S. Haverstock

with a copy to:

Oppenheimer Wolff & Donnelly LLP
Plaza VII, Suite 3300
45 South 7th Street
Minneapolis, MN 55402
Facsimile: (612) 607-7100
Attention: Michael D. Zalk

If to the Escrow Agent:

Wells Fargo Bank, National Association
230 W. Monroe Street
Corporate Trust Department, 29th Floor
Chicago, IL 60606
Facsimile: (312) 726-2158
Attention: Timothy P. Martin

12.5 The headings of the Sections of this Agreement have been inserted for convenience and shall not modify, define, limit or expand the express provisions of this Agreement.

12.6 This Agreement and the rights and obligations hereunder of parties hereto may not be assigned except with the prior written consent of the other parties hereto. This Agreement shall be binding upon and inure to the benefit of each party’s respective successors and permitted assigns. Except as expressly provided herein, no other Person shall acquire or have any rights under or by virtue of this Agreement. This Agreement is intended to be for the sole benefit of the parties hereto, and (subject to the provisions of this Section 12.6) their respective successors and assigns, and none of the provisions of this Agreement are intended to be, nor shall they be construed to be, for the benefit of any third person.

12.7 This Agreement may not be amended, supplemented or otherwise modified without the prior written consent of the parties hereto.

12.8 The Escrow Agent makes no representation as to the validity, value, genuineness or the collectability of any security or other document or instrument held by or delivered to it.

12.9 The parties hereto acknowledge that in accordance with Section 326 of the USA Patriot Act, the Escrow Agent, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with Wells Fargo Bank, National Association. The parties to this Agreement agree that they will provide the Escrow Agent with such information as it may request in order for the Escrow Agent to satisfy the requirements of the USA Patriot Act.

12.10 This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

12.11 The parties hereto agree that the right to enforce, collect or realize on the Escrow Account or exercise any other right or remedy with respect to the Escrow Account shall be such parties’ (other than the Company’s) sole and exclusive legal remedy following the Closing Date for any breach or failure to be true and correct, or alleged breach or failure to be true and correct, of any representation or warranty or any covenant or agreement in this Agreement, or in any certificate or notice delivered hereunder or any other agreement executed in connection herewith and the transactions contemplated hereby and thereby, and the Escrow Account shall be the sole source of funds available in satisfaction thereof.

12.12 The Company hereby represents and warrants (i) that this Agreement has been duly authorized, executed and delivered on its behalf and, when duly executed and delivered in accordance with its terms by each of the other parties hereto, will constitute its legal, valid and binding obligation and (ii) that the execution, delivery and performance of this Agreement by the Company does not and will not violate any applicable law or regulation in any material respect.

12.13 The invalidity, illegality or unenforceability of any provision of this Agreement shall in no way affect the validity, legality or enforceability of any other provision; and if any provision is held to be unenforceable as a matter of law, the other provisions shall not be affected thereby and shall remain in full force and effect.

12.14 No printed or other material in any language, including prospectuses, notices, reports, and promotional material which mentions “Wells Fargo Bank, National Association” or any of its affiliates by name or the rights, powers, or duties of the Escrow Agent under this Agreement, shall be issued by any other parties hereto, or on such party’s behalf, without the prior written consent of the Escrow Agent.

12.15 For purposes of this Agreement, “Business Day” shall mean any day that is not a Saturday or Sunday or a day on which banks are required or permitted by law, regulation or executive order to be closed in the City of New York.

12.16 For purposes of sending and receiving instructions or directions hereunder, all such instructions or directions shall be, and the Escrow Agent may conclusively rely upon such instructions or directions, delivered, and executed by an Authorized Person of the Company or Trustee designated on Schedule I attached hereto and made a part hereof, which such designation shall include specimen signatures of such representatives, as such Schedule I may be updated from time to time.

12.17 Any banking association or corporation into which the Escrow Agent may be merged, converted or with which the Escrow Agent may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent shall be a party, or any banking association or corporation to which all or substantially all of the corporate trust business of the Escrow Agent shall be transferred, shall succeed to all the Escrow Agent’s rights, obligations and immunities hereunder without the execution or filing of any instrument or any further act, deed or conveyance on the part of any of the parties hereto, anything herein to the contrary notwithstanding, provided that the Escrow Agent shall have given notice thereof to the other parties to this Agreement.

12.18 No assignment of the interest of any of the parties hereto shall be binding upon the Escrow Agent unless and until written notice of such assignment shall be filed with and acknowledged by the Escrow Agent.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be duly executed and delivered as of the date first above written.

Company:

CHEMTURA CORPORATION

By:	/s/ Stephen C. Forsyth
	Name:	Stephen C. Forsyth
	Title:	Executive Vice President and Chief Financial Officer

Trustee:

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Raymond S. Haverstock
	Name:	Raymond S. Haverstock
	Title:	Vice President

Escrow Agent:

WELLS FARGO BANK, NATIONAL ASSOCIATION, AS ESCROW AGENT

By:	/s/ Timothy P. Martin
	Name:	Timothy P. Martin
	Title:	Vice President

Escrow Agreement Signature Page

EXHIBIT A

Officers’ Certificate

of

CHEMTURA CORPORATION

This certificate is being delivered pursuant to Section 5 of the Escrow Agreement, dated as of August 27, 2010 (the “Escrow Agreement”), by and among Chemtura Corporation, a Delaware corporation (the “Company”), U.S. Bank National Association, as trustee (the “Trustee”), and Wells Fargo Bank, National Association, as escrow agent (the “Escrow Agent”). Capitalized terms used but not defined herein have the respective meanings specified in the Escrow Agreement, including by reference to the Indenture and the Purchase Agreement described therein.

The Company hereby certifies to the Escrow Agent through the undersigned officers, on behalf of the Company and not in a personal capacity, as follows:

(a) The Bankruptcy Court has issued a final order that has not been stayed pending appeal confirming a Reorganization Plan and, other than release of the Escrow Property and other conditions to be satisfied substantially simultaneously with release of the Escrow Property, all conditions precedent to effectiveness of such Reorganization Plan have been satisfied;

(b) except as contemplated by the Reorganization Plan proposed by the Company as of August 13, 2010, including transfers to certain litigation and environmental trusts,

(i) the Company directly or indirectly owns subsidiaries that own all or substantially all of the assets and businesses directly or indirectly owned by the Company and its subsidiaries immediately prior to the consummation of the transactions contemplated by such Reorganization Plan, and

(ii) the cash expenditures to be made in respect of Specified Claims pursuant to such Reorganization Plan does not exceed $1,100,000,000 or, if the Company has consummated the Rights Offering, $1,100,000,000 plus net proceeds of such offering;

(c) no Default or Event of Default has occurred and is continuing under the Indenture;

(d) substantially simultaneously with the release of Escrow Property, the respective parties shall have executed and delivered documents relating to the other elements of the Exit Financing, and the conditions to effectiveness thereunder shall have been satisfied or waived by the parties thereto, and funds shall have been borrowed or received or available to be borrowed pursuant to offerings (as necessary to consummate the Reorganization Plan), as follows:

(i) the Senior Secured Term Loan Facility in an aggregate principal amount not to exceed approximately $300,000,000, which shall have the collateral, maturity and amortization features summarized in the Offering Memorandum under “Description of Other Indebtedness”; and

(ii) the ABL Facility, which shall provide for commitments in an aggregate principal amount not to exceed approximately $275,000,000 (availability is subject to borrowing base and advance rate calculations); and

(e) each Guarantor has executed a Note Guarantee in accordance with the provisions of the Indenture.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Company, through the undersigned officers, has signed this officers’ certificate as of the date first above written.

CHEMTURA CORPORATION

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT B

Release Notice

Reference is hereby made to the Escrow Agreement, dated as of August 27, 2010 (the “Escrow Agreement”), by and among Chemtura Corporation, a Delaware corporation (the “Company”), U.S. Bank National Association, as trustee (the “Trustee”), and Wells Fargo Bank, National Association, as escrow agent (the “Escrow Agent”). Capitalized terms used herein and not defined shall have the respective meanings ascribed to such terms in the Escrow Agreement, including by reference to the Indenture and the Purchase Agreement described therein.

Pursuant to the Escrow Agreement, the Company hereby authorizes and directs the release by the Escrow Agent of the Escrow Property in the aggregate amount of $             representing the Escrow Property in the Escrow Account payable to the Company by wire transfer of immediately available funds to the account set forth on Schedule      attached hereto.

B-1

IN WITNESS WHEREOF, the undersigned has caused this Release Notice to be duly executed and delivered as of this [    ] day of [    ], [2010][2011].

CHEMTURA CORPORATION

By:
Name:
Title:

Acknowledged by:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

B-2

EXHIBIT C

Redemption Notice

Reference is hereby made to the Escrow Agreement, dated as of August 27, 2010 (the “Escrow Agreement”), by and among Chemtura Corporation, a Delaware corporation (the “Company”), U.S. Bank National Association, as trustee (the “Trustee”), and Wells Fargo Bank, National Association, as escrow agent (the “Escrow Agent”). Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Escrow Agreement, including by reference to the Indenture or the Purchase Agreement described therein.

NOTICE IS HEREBY GIVEN THAT, pursuant to Section 3.09 of the Indenture, a Special Mandatory Redemption is required to be made on [             ]1 (the “Special Mandatory Redemption Date”) in an amount equal to the sum of 101% of the gross proceeds from the offering of the Notes, together with accrued and unpaid interest thereon from the Closing Date up to, but excluding, the Special Mandatory Redemption Date (the “Special Mandatory Redemption Price”).

Pursuant to the Escrow Agreement, the Company hereby authorizes and directs the release by the Escrow Agent of the Escrow Property as follows:

(a) $[        ], representing 101% of the gross proceeds from the offering of the Notes, and the accrued and unpaid interest, including original issue discount, thereon, calculated based on the number of days from the Closing Date up to, but excluding, the Special Mandatory Redemption Date, payable to the Paying Agent (as defined in the Indenture) by wire transfer of immediately available funds to the account set forth on Schedule      attached hereto; and

(b) after making the transfer described in paragraph (a) above, an amount equal to all amounts remaining in the Escrow Account, payable to the Company by wire transfer of immediately available funds to the account set forth on Schedule      attached hereto.

IN WITNESS WHEREOF, the undersigned has caused this Redemption Notice to be duly executed and delivered as of this [    ] day of [    ], [2010][2011]

CHEMTURA CORPORATION

By:
Name:
Title:

[1]	The Special Mandatory Redemption Date shall be no earlier than two (2) Business Days and no later than five (5) Business Days following the date of this Redemption Notice.

C-1

Acknowledged by:

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:
Name:
Title:

C-2

EXHIBIT D

Schedule of Escrow Agent Fees

Annual Charge: $6,500.00.

Any out-of-pocket expenses, or extraordinary fees or expenses such as attorneys’ fees or messenger costs, are additional and are not included in the above schedule.

These fees cover a full year, or any part thereof, and thus are not prorated in the year of termination. The annual fee is billed in advance and payable prior to that year’s service.

D-1

SCHEDULE I

Authorized Representatives of Chemtura Corporation

Name	Title	Specimen Signature

I-1